Exhibit 23.2

CONSENT TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 9, 2006, except for the third paragraph of Note C, as to which the date is January 4, 2007, in Post-Effective Amendment No.1 on Form S-3 to Form S-1 Registration Statement (No. 333-124601) and related Prospectus of KapStone Paper and Packaging Corporation (formerly Stone Arcade Acquisition Corporation) on our audit of the financial statements as of December 31, 2005 and for the period from April 15, 2005 (date of inception) through December 31, 2005, which are included in the Annual Report in Form 10-K for the year ended December 31, 2006. We also consent to the reference to us as “Experts” in the Registration Statement.

/s/ Eisner LLP

New York, New York
March 15, 2007